Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to provide an analysis of significant trends, if any, and material changes in our financial condition and operating results of our business units during the three- and six-month periods ended June 30, 2004, compared with the corresponding periods in 2003, and for the fiscal years ended December 31, 2001 through December 31, 2003. The following discussion and analysis should be read in conjunction with our financial statements and related notes thereto included elsewhere in this offering memorandum.

Overview

We are an integrated media company. We operate two businesses: TV and radio broadcasting and media services. We own and operate nine network-affiliated television stations and 27 radio stations. We also own a 50% interest in a company that owns a tenth television station. Our television and radio stations are located in Washington, Oregon, Idaho and Montana. Within our media services business, we own and operate Fisher Plaza, a communications facility located near downtown Seattle that serves as the home for our corporate offices, including our Seattle television and radio stations, and also houses a variety of companies, including media and communications companies. We also own approximately 3.0 million shares of common stock of Safeco Corporation, a publicly traded insurance and financial services company.

Our broadcasting operations receive revenues from the sale of local, regional and national advertising and, to a much lesser extent, from network compensation, satellite and fiber transmission services, tower rental and commercial production activities. Our operating results are therefore sensitive to broad economic trends that affect the broadcasting industry in general, as well as local and regional trends, such as those in the Northwest economy. The advertising revenue of our stations is generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the holiday season. In addition, advertising revenue is generally higher during national election years due to spending by political candidates. This political spending typically is heaviest during the fourth quarter.

Our television revenues are significantly affected by network affiliation and the success of programming offered by those networks. Our two largest television stations, representing approximately three-fourths of our television revenues, are affiliated with ABC, and the remaining eight television stations (including 50%-owned KPIC TV) are affiliated with CBS. Our broadcasting operations are subject to competitive pressures from traditional broadcasting sources, as well as from alternative methods of delivering information and entertainment, and these pressures may cause fluctuations in operating results.

In May 2002, we entered into a radio rights agreement (the “Rights Agreement”) to broadcast Seattle Mariners baseball games on KOMO AM for the 2003 through 2008 baseball seasons. The Rights Agreement has led to significantly increased overall revenues at our Seattle radio operations, as well as significantly increased programming, selling, promotional and other costs, as we seek to elevate the position of our Seattle radio operations in the Seattle market. The impact of the Rights Agreement is greater during periods that include the broadcast of Mariners baseball games; therefore, the impact on the first quarter of 2004 is less than what is expected for the second and third quarters of the calendar year. We also changed to an all-news format for KOMO AM in September 2002. These changes have led to improved ratings for KOMO AM in the Seattle market, and we expect that these investments will lead to improved operating performance for our Seattle radio stations. Nevertheless, the success of this programming is dependent on factors beyond our control, such as the competitiveness of the Seattle Mariners and the successful marketing of the team.

In addition to our broadcasting operations, we own and operate Fisher Plaza and we lease space to other companies that are attracted by the property location and the infrastructure provided at this facility. Fisher Plaza was first opened for occupancy in May 2000 and the second phase of the project was opened for occupancy in the summer of 2003. As of June 30, 2004, approximately 82% of Fisher Plaza was occupied or committed for occupancy (41% was occupied by Fisher entities), compared to 70% occupied or committed for occupancy at December 31, 2003. Revenues and operating income from Fisher Plaza are dependent upon the general economic climate, the Seattle economic climate, the outlook of the telecommunications and technology sectors and real estate conditions, including the availability of space in other competing properties.

Management focuses on key metrics from operational data within our broadcasting and Fisher Plaza operations. Information on significant trends is provided in the section entitled “Consolidated Results of Operations.”

Consolidated Results of Operations

We report financial data for three reportable segments: television, radio and Fisher Plaza. The television reportable segment includes the operations of our nine network-affiliated wholly owned television stations, and a tenth television station 50% owned by us. The radio reportable segment includes the operations of our 27 radio stations. Corporate expenses of the broadcasting business unit are allocated to the television and radio reportable segments based on a ratio that approximates historic revenue and operating expenses of the segments. The Fisher Plaza reportable segment consists of the operations of Fisher Plaza.

We formerly reported financial data for a remaining “all other” category. The operations of Fisher Pathways, Inc., a provider of satellite transmission services, as well as Fisher Media Services Company’s corporate expenses, were included in this “all other” category. Beginning in the first quarter of 2004, we began reporting the operations of Fisher Pathways, Inc. in the television reportable segment, consistent with changes in the financial and operational oversight of those operations. Also beginning in the first quarter of 2004, we began reporting Fisher Media Services Company’s corporate expenses in the Fisher Plaza reportable segment, consistent with that entity’s sole operational focus. Prior-period segment data has been revised to conform to the 2004 presentation.

	Fiscal Year Ended December 31,			Six Months Ended June 30,		Three Months Ended June 30,
	2001	2002	2003	2003	2004	2003	2004
	(dollars in thousands)
Revenue
Television	$95,383	$90,080	$88,676	$43,256	$46,106	$22,779	$24,372
Radio	34,677	32,515	44,221	20,961	23,225	13,727	15,156
Fisher Plaza	3,986	4,119	5,494	3,441	1,977	932	880
Corporate and eliminations	(38)	(18)	(4)	(3)	(42)	(2)	(34)

Consolidated	134,008	126,696	138,387	67,655	71,266	37,436	40,374
Cost of services sold
Television	48,586	45,370	44,602	22,139	21,120	11,115	10,267
Radio	13,390	10,947	22,438	11,708	10,821	8,014	7,417
Fisher Plaza	546	1,396	1,499	969	804	596	438
Corporate and eliminations	871	763	644	296	834	151	398

Consolidated	63,393	58,476	69,183	35,112	33,579	19,876	18,520
Selling expenses
Television	10,530	9,872	11,283	5,445	5,749	2,738	2,861
Radio	7,114	9,936	13,753	6,498	7,251	3,296	3,992
Fisher Plaza	—	—	223	223	514	103	298

Consolidated	17,644	19,808	25,259	12,166	13,514	6,137	7,151
General and administrative expenses
Television	17,632	18,597	17,430	9,303	8,894	4,579	4,194
Radio	7,274	8,471	7,995	4,176	3,999	2,048	1,950
Fisher Plaza	418	1,237	1,073	591	532	308	232
Corporate and eliminations	8,618	8,611	13,331	6,970	4,551	3,810	2,421

Consolidated	33,942	36,916	39,829	21,040	17,976	10,745	8,797
Depreciation and amortization
Television	14,801	11,974	11,700	5,957	5,556	2,924	2,704
Radio	1,396	1,593	1,535	723	768	354	364
Fisher Plaza	1,127	1,832	2,588	1,152	1,906	526	1,003
Corporate and eliminations	194	241	357	99	85	50	33

Consolidated	17,518	15,640	16,180	7,931	8,315	3,854	4,104
Income (loss) from operations
Television	3,834	4,267	3,661	412	4,787	1,423	4,346
Radio	5,503	1,568	(1,500)	(2,144)	386	15	1,433
Fisher Plaza	1,895	(346)	111	506	(1,779)	(601)	(1,091)
Corporate and eliminations	(9,721)	(9,633)	(14,336)	(7,368)	(5,512)	(4,013)	(2,886)

Consolidated	1,511	(4,144)	(12,064)	(8,594)	(2,118)	(3,176)	1,802
Net gain (loss) on derivative instruments	—	1,632	(6,911)	411	(10,545)	653	(1,373)
Loss from extinguishment of long-term debt	—	(3,264)	(2,204)	—	—	—	—
Other income, net	2,957	3,025	6,427	5,088	1,467	659	664
Interest expense, net	(9,211)	(11,318)	(13,081)	(6,212)	(5,767)	(2,643)	(2,643)

Loss from continuing operations before income taxes	(4,743)	(14,069)	(27,833)	(9,307)	(16,963)	(4,507)	(1,550)
Benefit for federal and state income taxes	(3,306)	(6,523)	(13,029)	(3,821)	(5,806)	(1,890)	(106)

Loss from continuing operations	(1,437)	(7,546)	(14,804)	(5,486)	(11,157)	(2,617)	(1,444)
Income (loss) from discontinued operations, net of income taxes	(6,826)	5,173	23,032	(1,747)	(132)	(1,670)	—

Income (loss) before cumulative effect of change in accounting principle	(8,263)	(2,373)	8,228	(7,233)	(11,289)	(4,287)	(1,444)
Cumulative effect of change in accounting principle, net of income tax benefit	—	(64,373)	—	—	—	—	—

Net income (loss)	$(8,263)	$(66,746)	$8,228	$(7,233)	$(11,289)	$(4,287)	$(1,444)

Comparison of Six- and Three-Month Periods Ended June 30, 2004, and June 30, 2003

Revenue

Each of our television broadcasting groups reported increased revenues in the first six months of 2004, as compared to the same period of 2003. These increases were primarily attributable to higher political advertising, since 2004 is a national election year. The overall increase was also due to increased local advertising revenue in the first six months of 2004, as compared to the first six months of 2003, as we have focused significant efforts on improving our local advertising success. The overall increase in revenue was offset, in part, by decreased national non-political advertising at our ABC-affiliated stations.

Our Seattle and Portland total television revenues increased 3.6% and 9.9%, respectively, in the second quarter of 2004, as compared to the second quarter of 2003. Revenue from our remaining television stations increased by 13.2% in the second quarter of 2004, as compared to the second quarter of 2003. These increases were primarily attributable to higher political advertising.

Based on information published by Miller, Kaplan, Arase & Co., LLP (Miller Kaplan), total spot revenue for the overall Seattle television market increased 7.9% in the first six months of 2004, as compared to the same period of 2003, and total spot revenue for the overall Portland television market increased 12.0% over these same periods.

Revenue at our Seattle and Portland television stations experienced spot revenue increases of 3.4% and 8.7%, respectively, in the first half of 2004, as compared to the first half of 2003. Spot revenue consists of local advertising, which is sold by a station’s staff directly to local accounts as well as national advertising sold through third-party agencies. We believe that the weak performance of ABC programming contributes to lower-than-market performance at these stations. Our Seattle and Portland total television revenues increased 4.9% and 7.7%, respectively, in the first six months of 2004, as compared to the first six months of 2003, due primarily to increased political advertising. Revenue from our remaining television stations increased by 13.7% in the first half of 2004, as compared to the first half of 2003.

Our radio operations showed strong revenue growth in the first six months of 2004, compared to the first six months of 2003, primarily as a result of KOMO AM’s improved performance in the Seattle market. Excluding revenues specifically attributable to our agreement with the Seattle Mariners to broadcast baseball games on radio, KOMO AM’s revenues increased 78% in the first half of 2004, compared to the first half of 2003. We attribute the increase to the synergistic effect of the Seattle Mariners programming, as well as the conversion of KOMO AM to an all-news format in September 2002. Miller Kaplan (which excludes sports programming) reported that radio revenues, for the Seattle market grew 2.1% during the first six months of 2004, as compared to the same period of 2003. Our total Seattle radio revenue increased 11.6% in the first six months of 2004, as compared to the first six months of 2003. Revenue from our Seattle radio operations comprised approximately 75% of our total radio revenue in the six months ended June 30, 2004.

Our total Seattle radio revenue increased 9.8% in the second quarter of 2004 as compared to the second quarter of 2003. Again, we attribute the increase primarily to the synergistic effect of the Seattle Mariners programming, as well as our converting KOMO AM to an all-news format in September 2002.

Fisher Plaza first opened in May of 2000, and the second phase of the project was open for occupancy in the summer of 2003. The decrease in revenue in the first six months of 2004, as compared to the first six months of 2003, was due to a significant penalty paid by a tenant during the first quarter of 2003 for early termination of a lease.

The slight decrease in revenue in the second quarter of 2004, as compared to the same quarter of 2003, was due primarily to slightly lower lease renewal rates granted to a particular tenant over a longer lease term. The Seattle-area commercial real estate market continues to be soft, which may delay our ability to reach full occupancy at Fisher Plaza.

Cost of services sold

The cost of services sold consists primarily of costs to acquire, produce, and promote broadcast programming for the television and radio segments, and costs to operate Fisher Plaza. Many of these costs are relatively fixed in nature and do not necessarily vary on a proportional basis with revenue.

The decrease in the television segment cost of services sold in the three- and six-month periods ended June 30, 2004, as compared to the same periods of 2003, was primarily the result of lower programming and syndication costs. The decrease was offset somewhat by increased news department expenses. Programming expenses in the television segment are expected to increase in the fall of 2004 as a result of expected new programming, including the addition of the Jane Pauley Show, to be added on certain of our television stations.

Lower cost of services sold at our radio segment in the three months and six months ended June 30, 2004, as compared to the same periods in 2003, were primarily attributable to timing differences relating to expensing of the Seattle Mariners baseball broadcast rights (with amortization based on proportional revenue as a percentage of total projected baseball season revenue) as well as lower programming costs due to a change in syndicated programming at KVI AM in Seattle.

The decrease in cost of services sold at Fisher Plaza in the three months and six months ended June 30, 2004, as compared to the same 2003 periods, was primarily attributable to higher tenant occupancy, thereby providing for overall higher reimbursement of operating costs.

The corporate and eliminations category consists primarily of the reclassification and elimination of certain operating expenses between operating segments; for example, KOMO TV and our Seattle radio recognize facilities-related expenses as general and administrative, while Fisher Plaza records the reimbursement of these expenses as a reduction of cost of services sold. The increases in the second quarter and first half of 2004, as compared to the second quarter and first half of 2003, were due primarily to intersegment facilities-related expenses.

Selling expenses

The increases in selling expenses in the television and radio segments in the six month period ended June 30, 2004, as compared to the same six months of 2003, were due primarily to increased sales commissions on higher revenue levels. The increases in selling expenses in the television and radio segments in the three-month period ended June 30, 2004, as compared to the three-month period ended June 30, 2003, were due primarily to increased promotions as well as increased sales commissions on higher revenue levels.

Increased selling expenses at Fisher Plaza for the three- and six-month periods ended June 30, 2004, as compared to the same periods of 2003, were due primarily to greater 2004 efforts to market Fisher Plaza, including the second phase of the facility which was first available for occupancy in the summer of 2003.

General and administrative expenses

The television and radio segments had lower general and administrative expenses in the three- and six-month periods ended June 30, 2004, as compared to the same periods of 2003, due primarily to cost control measures that included the suspension of our 401(k) plan matching contributions. These savings were offset somewhat in the first quarter of 2004 as a result of employee termination expenses totaling approximately $510,000. In the first quarter of 2004, as a result of operational decisions and cost control measures, we terminated the employment of 23 people in our broadcast operations. We anticipate annual savings among various operating categories of approximately $1.5 million from this action.

The corporate group incurred lower expenses in the three- and six-month periods ended June 30, 2004, as compared to the same periods of 2003, primarily as a result of reduced retention accruals, the absence of certain pension-related expenses that were recognized in the first half of 2003 in connection with a pension plan settled in the first quarter of 2003, a three-year charitable contribution commitment that resulted in a quarterly expense of $250,000 that concluded in 2003, as well as lower legal expenses. These decreases were offset in part by costs associated with additional finance and accounting personnel, as well as consulting and professional fees relating to increased regulatory requirements under the Sarbanes-Oxley Act of 2002. We expect to see higher corporate general and administrative expenses in the remainder of 2004, due in large part to increasing costs related to compliance with the Sarbanes-Oxley Act. In addition, in the second quarter of 2004, we recognized expenses totaling $471,000 relating to the early retirement of our former chief financial officer.

Depreciation

Depreciation for the television segment declined in the three- and six-month periods ended June 30, 2004, as compared to the same periods of 2003, as a result of generally reduced capital spending over the past few years.

The increase in depreciation in the Fisher Plaza segment in the three- and six-month periods ended June 30, 2004, as compared to the same periods of 2003, was primarily due to commencing depreciation on the second building of the facility in July 2003 when the building was placed in service.

Net gain (loss) on derivative instruments

On March 21, 2002, we entered into a forward sales transaction with a financial institution. As of December 31, 2003, our obligations under the forward sales transaction were collateralized by 3.0 million shares of Safeco Corporation common stock owned by us. A portion of the forward sales transaction is considered a derivative and, as such, we periodically measure its fair value and recognize the derivative as an asset or a liability. The change in the fair value of the derivative is recorded in the statement of operations. The value of the forward sales transaction can change significantly, based primarily on changes in the value of Safeco Corporation common stock, changes in underlying assumptions concerning the volatility of Safeco Corporation common stock, and changes in interest rates. See “Description of Certain Indebtedness” for additional details about the forward sales transaction.

On April 28, 2004, we terminated one tranche of the forward sales transaction with a maturity date of March 15, 2007. In connection with the termination, we paid a termination fee of $2.5 million which consisted of losses recorded in previous periods of $2.1 million and an additional loss of $436,000 recorded in the quarter ended June 30, 2004. As a result of this termination, the latest maturity under the forward sales transaction is October 10, 2006, the maximum amount available for borrowing under the forward sales transaction has been reduced by approximately $3.5 million, and the number of shares of Safeco Corporation common stock we own which are collateral for the forward sales transaction was reduced from 3.0 million to 2.6 million shares.

In connection with borrowings for our broadcasting operations, the broadcasting subsidiary entered into an interest rate swap agreement in March 2002 with respect to a portion of the floating rate debt outstanding under these borrowings, fixing the interest rate at 6.87% plus a margin based on the broadcasting subsidiary’s ratio of consolidated funded debt to consolidated EBITDA. The change in value of the swap agreement was recorded in the statement of operations. The interest rate swap expired in March 2004; therefore, the interest rate on these borrowings is no longer at a fixed rate.

Net loss on derivative instruments in the six-month period ended June 30, 2004 consisted of losses resulting from changes in fair value of the forward sales transaction derivative amounting to $11.5 million, offset in part by a gain from changes in fair value of the swap agreement amounting to $907,000. The loss on the forward sales transaction was primarily attributable to the increased value of Safeco Corporation common stock during the six-month period ended June 30, 2004. We recorded a $15.2 million pre-tax increase in value of its marketable securities during the six-month period ended June 30, 2004, and that increase is reflected, after tax effects, in the Condensed Consolidated Statements of Comprehensive Income.

Net gain on derivative instruments in the six-month period ended June 30, 2003 included losses resulting from changes in fair value of the forward sales transaction amounting to $1.1 million, and gain from changes in fair value of the swap agreement amounting to $1.5 million.

Net loss on derivative instruments in the second quarter of 2004 consisted of losses resulting from changes in fair value of the forward sales transaction derivative amounting to $1.4 million. The loss on the forward sales transaction was primarily attributable to the increased value of Safeco Corporation common stock during the second quarter of 2004. We recorded a $2.6 million pre-tax increase in value of its marketable securities during the second quarter of 2004, and that increase is reflected, after tax effects, in the Condensed Consolidated Statements of Comprehensive Income.

Net gain on derivative instruments in the second quarter of 2003 included a gain from changes in fair value of the swap agreement amounting to $857,000 and losses resulting from changes in fair value of the forward sales transaction amounting to $204,000.

Other income, net

Other income, net, includes dividends received on marketable securities and, to a lesser extent, interest and miscellaneous income. The decrease in the first six months of 2004, in comparison to the first six months of 2003, was due primarily to gains on the sales of marketable securities amounting to $3.7 million in the first quarter of 2003.

Interest expense

Interest expense includes interest on borrowed funds, amortization of loan fees, and net payments under the swap agreement. In accordance with Emerging Issues Task Force Issue No. 87-24, “Allocation of Interest to Discontinued Operations,” interest expense in the first and second quarters of 2003 relating to debt that was required to be repaid from the net proceeds from certain sales has been reclassified to discontinued operations.

The provision (benefit) for federal and state income taxes

The provision (benefit) for federal and state income taxes varies directly with pre-tax income. The effective tax rate generally varies from the statutory rate primarily due to a deduction for dividends received, offset by the impact of state income taxes. In the three- and six-month periods ended June 30, 2004, the tax rate included the effect of a revision of $377,000 in our valuation allowances established for state deferred tax assets. The revision had the effect of substantially lowering the benefit for federal and state income taxes presented in the Condensed Consolidated Statements of Operations, and decreased the effective tax rate by 24.3% and 2.2% in the three and six months ended June 30, 2004, respectively.

Other comprehensive income (loss)

Other comprehensive income (loss) includes unrealized gain or loss on our marketable securities, unrealized gain on marketable securities reclassified to operations, and adjustments to reflect minimum pension liabilities.

During the six-month period ended June 30, 2004, the value of the marketable securities increased $9.9 million, net of tax. As of June 30, 2004, marketable securities consisted of 3.0 million shares of Safeco Corporation. The per-share market price of Safeco Corporation common stock was $44.00 at June 30, 2004, and $38.93 at December 31, 2003.

During the six-month period ended June 30, 2003, the value of the marketable securities increased $1.2 million, net of tax. As of June 30, 2003, marketable securities consisted of 3.0 million shares of Safeco Corporation. The per-share market price of Safeco Corporation common stock was $35.29 at June 30, 2003, and $34.67 at December 31, 2002. In the first quarter of 2003, we reclassified $2.0 million after-tax gain to operations upon the sale of certain marketable securities. During the first quarter of 2003, we also recorded changes in our additional minimum pension liability amounting to $410,000, net of income taxes, in connection with one of our defined benefit pension plans that was settled in 2003.

Unrealized gains and losses are reported as accumulated other comprehensive income, a separate component of stockholders’ equity.

Comparison of Fiscal Years Ended December 31, 2003, December 31, 2002 and December 31, 2001

Revenue

Overall television net revenue was lower by $1.4 million in 2003, as compared to 2002. The decrease was primarily attributable to overall lower political advertising, particular in our Oregon markets, as well as lower national advertising revenue primarily at our two ABC-affiliated stations. Our two largest television stations, KOMO TV in Seattle and KATU in Portland, are affiliated with ABC. The overall decrease was offset somewhat by improved local advertising revenue in almost all of our operating units, as well as improved national advertising at most of our CBS-affiliated small-market stations.

Based on information published by Miller Kaplan, revenue for the overall Seattle television market increased 2.2% during 2003, as compared to 2002, and revenue for the overall Portland television market decreased 3.2%. Our Seattle and Portland television stations experienced revenue declines of 0.6% and 3.2%, respectively, during the year. We believe that the weak performance of ABC continues to contribute to lower revenues at these stations. All of our smaller-market CBS-affiliated television operations reported increased revenue in 2003, as compared to 2002.

Overall television net revenue declined during 2002, compared with 2001, due primarily to a weak economy in the Northwest and relatively weak performance by ABC network programming.

Based on information published by Miller Kaplan, revenue for the overall Seattle television market declined 3% during 2002, as compared to 2001, and revenue for the overall Portland television market increased 10%. Our Seattle and Portland television stations experienced revenue declines of 14% and 1%, respectively, during the year. We believe that the performance of ABC and coverage of the Winter Olympic Games on a competing network were contributing factors. We also believe that KOMO TV in Seattle was impacted by the popularity of the Seattle Mariners baseball team, whose games are broadcast on a competing television station.

Our radio operations showed strong revenue growth in 2003, compared to the prior year, primarily as a result of our agreement with the Seattle Mariners to broadcast its baseball games exclusively, beginning with the 2003 season. Miller Kaplan reported that radio revenues for the Seattle market, excluding sports programming, grew less than 1.0% during 2003. Our small-market radio stations in Eastern Washington and Montana also experienced strong growth in local and national advertising, and increased net revenue by 8.0% during the year, due in part to operations under three new radio licenses in Montana.

Our radio operations reported mixed revenue results during 2002. Revenues for our Seattle radio operations declined 11.7% during the year as compared to 2001 due, in part, to a decline in ratings. Miller Kaplan reported that radio revenues for the Seattle market declined 2%. Revenue at our small-market radio stations in Eastern Washington and Montana increased 8% in 2002, compared with 2001, due in part to operations under two new radio licenses in Montana.

The increase in revenue in the Fisher Plaza segment over the past two years is due to increasing occupancy levels by third-party tenants; however, the increase in 2003 revenue, as compared with 2002, is primarily due to a $1.4 million penalty paid by a tenant during the first quarter of 2003 for early termination of leases.

Cost of services sold

The overall increase in cost of services sold in 2003, in comparison to 2002, is the result of higher expenses in the radio segment relating to KOMO AM’s agreement to broadcast Seattle Mariners baseball games, as well as a September 2002 change to an all-news format at KOMO AM.

The decrease in the television segment cost of services sold in 2003, as compared to 2002, was primarily the result of lower programming and syndication costs as we changed the line-up for certain key syndicated programming and renegotiated contracts for certain other programs at lower overall rates. The overall decrease was partially offset by increased promotional activities and certain news-based expenses.

The overall increase in cost of services sold for the radio segment in 2003 was the result of higher expenses in the radio segment relating to KOMO AM’s agreement to broadcast Seattle Mariners baseball games, as well as a September 2002 change to an all-news format at KOMO AM.

Emphasis on expense control at the television and radio segments resulted in a reduction in operating expenses in both television and radio segments in 2002, compared with 2001. The largest declines were in salaries and related expenses due to staff reduction, cost of syndicated and sports programs, and promotion expense. Some expense reductions in the radio segment were partially offset by increases relating to the programming changes at KOMO AM in the fall of 2002.

Lower 2001 operating expenses in the Fisher Plaza segment were largely attributable to increasing costs as Fisher Plaza became an operating facility. Cost of services sold was also lower in 2001 due to deferral of certain costs during the year as the first building of the project was in the development stage (see Note 1 to the

Consolidated Financial Statements for our accounting policy regarding real estate development costs). Certain costs were also deferred relating to the second building of the project.

Selling expenses

The increase in selling expenses in the television segment in 2003, as compared to 2002, is due primarily to increased consulting costs relating to increasing our revenue base, increased expenses relating to computer applications and services, and certain increases in salaries and commissions. The decrease in selling expenses at the television segment in 2002, compared with 2001, is primarily due to a reduction in salaries and other selling expenses as part of efforts to control expenses.

Selling expenses increased in our radio segment in 2003, as compared to 2002, due primarily to costs associated with the Mariners baseball contract on KOMO AM. These increased costs include merchandising, staff salaries, commissions, and meals and entertainment expenses. The overall increase in 2003 was also attributable to expenses associated with a joint sales agreement that became effective in March 2002 but that was in place for all of 2003. Selling expenses at the radio segment increased in 2002, as compared to 2001, as costs incurred at our Seattle radio operations in connection with the joint sales agreement, and additional sales personnel related to the Rights Agreement to broadcast Seattle Mariners baseball games on KOMO AM, more than offset savings resulting from emphasis on expense control and lower commissions to sales personnel due to reduced revenue.

We began separately identifying selling expenses for Fisher Plaza in 2003. Previously, such expenses consisted primarily of fixed personnel expenses that were not allocated to Fisher Plaza.

General and administrative expenses

The television and radio segments had lower general and administrative expenses in 2003, as compared to 2002, due to lower expenses associated with our supplemental retirement plan, continued cost-control efforts including savings in certain employee benefit areas, and reductions in certain support and facilities costs allocated to these segments. These reductions were offset in part by increased insurance and incentive compensation costs. Specific to Seattle radio operations, the decrease in 2003 also was due to a $600,000 charge taken in 2002 as a result of relocating our Seattle radio operations.

The television and radio segments experienced higher costs of medical and other employee benefits, insurance and professional fees during 2002, as compared to 2001. The radio segment also incurred a charge amounting to approximately $600,000 in connection with a change in location of the Seattle radio operations during 2002, compared with 2001.

In the Fisher Plaza segment, the increase in general and administrative expenses in 2002, as compared to 2001, was primarily attributable to increased personnel and related costs at Fisher Media Services’ corporate function related primarily to marketing and administration for Fisher Plaza.

The corporate group incurred higher expenses in 2003, as compared to 2002, primarily as a result of retention payments (see Note 13 to the Consolidated Financial Statements) and severance expenses (related to restructuring and streamlining activities), together accounting for $2.7 million, as well as increased legal and consulting expenses relating to evaluation of strategic alternatives and corporate projects. Corporate general and administrative expenses in 2004 are expected to include additional finance personnel, consulting, and professional fees relating to increased regulatory requirements under the Sarbanes-Oxley Act of 2002. Our corporate group incurred lower general and administrative expenses in certain categories in 2002 primarily as a result of severance and outplacement costs from staff reductions in 2001 that did not recur in 2002. These decreases were offset by increases in other categories, including insurance and pension expense.

Depreciation and amortization

Depreciation for the television segment declined in 2003, as compared to 2002, as a result of reduced capital spending over the past two years.

The decline in depreciation and amortization in the television segment for 2002, compared with 2001, is primarily due to a new accounting standard that required discontinuation of goodwill amortization beginning January 1, 2002. Goodwill amortization amounted to $3.9 million during 2001.

Depreciation for the radio segment declined in 2003 as a result of reduced capital spending over the past two years. The increase in depreciation and amortization in the radio segment for 2002, compared with 2001, was primarily due to a change in location of our Seattle radio operations, which resulted in accelerating depreciation on certain items at the prior facility.

The increase in depreciation in the Fisher Plaza segment in 2003, as compared to 2002, is primarily due to commencing depreciation on the second building of the facility in July 2003 when the building was placed in service and recording a full year of depreciation in 2003 for web publishing software that was acquired in 2002. Fisher Plaza was first placed in service in mid-2000, and depreciation on an additional portion of the project began during the second half of 2001 when the first phase was considered substantially complete. The increase in depreciation and amortization expense in 2002 as compared to 2001 was therefore due to the timing of our commencing depreciation on Fisher Plaza. In addition, the 2002 increase is due to depreciation of web publishing software placed in service in 2002 by the Media Services corporate group.

Net gain (loss) on derivative instruments

We had no derivative gain or loss for 2001. Net loss on derivative instruments in 2003 consisted of unrealized loss resulting from changes in fair value of the forward sales transaction derivative amounting to $10.3 million, offset in part by an unrealized gain from changes in fair value of the swap agreement amounting to $3.4 million in 2002 (see Note 7 to the Consolidated Financial Statements).

Net gain on derivative instruments in 2002 includes unrealized gain resulting from changes in fair value of the forward sales transaction amounting to $5.2 million, unrealized loss from changes in fair value of the swap agreement amounting to $959,000, and a realized loss amounting to $2.6 million from termination, in March 2002, of a previous interest rate swap agreement.

Loss from extinguishment of long-term debt

As a result of significant reductions in our long-term debt during the fourth quarter of 2003, we wrote off deferred loan costs totaling $2.2 million. We repaid certain loans in March 2002 and, as a result, recognized deferred loan costs amounting to $3.3 million in 2002.

Other income, net

Other income, net, includes dividends received on marketable securities and, to a lesser extent, interest and miscellaneous income. The increase in 2003, as compared to 2002, was due primarily to a gain on the sale of marketable securities amounting to $3.7 million in 2003.

Interest expense, net

Interest expense includes interest on borrowed funds, amortization of loan fees, and net payments under the swap agreement. In accordance with Emerging Issues Task Force Issue No. 87-24, “Allocation of Interest to Discontinued Operations,” interest expense relating to debt that was required to be repaid from the net proceeds from certain sales has been reclassified to discontinued operations (see Note 2 to the Consolidated Financial Statements). The increase in 2003 interest, as compared to 2002, was due primarily to increased fees and expenses associated with the swap agreement, as well as lower amounts capitalized due to the completion of Fisher Plaza. The increase in 2002 interest expense, compared with 2001, was attributable to higher amounts borrowed during 2002, partially offset by lower interest rates. Interest attributable to construction costs of Fisher Plaza and other significant capital projects is capitalized as part of the cost of the related project until the project is substantially complete and ready for its intended use. Interest capitalized during 2003, 2002, and 2001 amounted to $2.0 million, $2.4 million, and $1.8 million, respectively. As a result of significant reductions in our debt balances in 2003, we anticipate lower interest expense in 2004.

Provision (benefit) for federal and state income taxes

The provision for federal and state income taxes varies directly with pre-tax income. Consequently, the increase in benefit for federal and state income taxes was primarily due to our increased losses for each of 2003, 2002 and 2001. The tax benefit from continuing operations in 2003 was offset by tax provisions in discontinued operations resulting primarily from gains on sales of assets. The tax benefits in 2002 and 2001 primarily reflect our ability to utilize net operating loss carrybacks. The effective tax rate varies from the statutory rate primarily due to a deduction for dividends received, the impact of state income taxes, and, in 2003 and 2002, revision of estimates of contingent tax liabilities.

Cumulative effect of change in accounting principle, net of income tax

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires the Company to test goodwill and intangible assets for impairment upon adoption and to test goodwill at least annually, or whenever events indicate that an impairment may exist. The Company has determined that the impairment test should be conducted at the operating segment level, which, with respect to the broadcast operations, consists and requires separate assessment, of each of the Company’s television and radio station groups. The Company determines fair value with the assistance of outside consultants; the valuation methodologies include an analysis of market transactions for comparable businesses, discounted cash flows, and a review of the underlying assets of the reporting unit. As a result of the impairment assessment for 2002, the Company determined that impairment existed. Completion of the second step of the transitional impairment test resulted in a pre-tax goodwill impairment charge of $99.0 million related to five television reporting units and a related tax benefit of $34.7 million (as the aforementioned goodwill was deductible for tax purposes).

As required by the transition provisions of SFAS 142, the net loss of $64.4 million resulting from the transitional impairment test was recorded as the cumulative effect of a change in accounting principle in the accompanying Consolidated Financial Statements for the year ended December 31, 2002. The required annual impairment tests were performed in the fourth quarter of 2003 and 2002, resulting in no further impairment.

Liquidity and Capital Resources

As of June 30, 2004, we presented $45.1 million of long-term debt as current liabilities because these amounts are due in the first quarter of 2005; therefore, we had negative working capital of $8,902,000 as of June 30, 2004. Our current assets as of the end of the quarter included cash and cash equivalents totaling $10,705,000. We intend to finance working capital, debt service, capital expenditures, and dividend requirements, if any, primarily through operating activities. However, we will consider using available credit facilities to fund significant development activities. At the closing of this offering we expect to be able to borrow up to $20.0 million under our proposed new senior credit facility.

Net cash used in operating activities during the six months ended June 30, 2004 was $7.6 million, compared to cash provided by operations of $309,000 in the six months ended June 30, 2003. Net cash used in operating activities consists of our net income or loss, increased by non-cash expenses such as depreciation and amortization, net (gain) loss on derivative instruments, and adjusted by changes in operating assets and liabilities. In the first six months of 2004, we made significant tax payments relating to our gains on sale transactions in 2003; these payments represented a significant portion of the cash used in operating activities during the six-month period ended June 30, 2004 and a key reason for the increase in borrowings during the period. Net cash used in investing activities during the period was $1.4 million, to purchase property, plant and equipment. In the six-month period ended June 30, 2003, we purchased $5.8 million of property, plant and equipment and purchased a radio station license for $467,000; we also received $3.2 million from the collection of notes receivable, received $5.2 million in proceeds from the sale of marketable securities, and had $12.8 million cash relating to the Fisher Plaza project become unrestricted. Broadcasting is a capital-intensive business; however, we have no significant commitments or plans for the purchase of capital items.

Net cash provided by financing activities in the six months ended June 30, 2004 was $6.6 million, comprised primarily of $11.0 million in borrowings under our credit facilities and reduced primarily by payments on borrowing agreements and a $2.5 million payment to terminate one tranche of the forward sales transaction. Net cash used by financing activities in the six months ended June 30, 2003 was $28.8 million, consisting primarily of $28.3 million in payments under our borrowing agreements.

We are subject to various debt covenants and other restrictions—including the requirement for early payments upon the occurrence of certain events, including the sale of assets—the violation of which could require repayment of outstanding borrowings and affect our credit rating and access to other financing.

As of June 30, 2004, the following table presents our contractual obligations (in thousands):

12 Months Ending June 30,	Debt Maturities	Broadcast Rights	Other Obligations	Lease Obligations	Total
2005	$46,512	$23,883	$4,757	$1,025	$76,177
2006	19,795	19,332	4,975	873	44,975
2007	26,801	15,992	5,208	400	48,401
2008	800	11,742	3,846	238	16,626
2009	800	226	1,151	138	2,315
Thereafter	45,662	5	—	11	45,678

	$140,370	$71,180	$19,937	$2,685	$234,172

Commitments for broadcasting rights consist of $1.5 million recorded in the Condensed Consolidated Balance Sheet as television and radio broadcast rights payable as of June 30, 2004 and $69.7 million for future rights to broadcast television and radio programs. Other obligations consist of $9.4 million in fees relating to future rights to broadcast television and radio programs and $10.5 million for commitments under joint sales agreements.

Critical Accounting Policies

The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified our critical accounting policies below. We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results. For a detailed discussion on the application of these and other accounting policies, see Note 1 to our financial statements included elsewhere in this offering memorandum. We have discussed the development and selection of these critical accounting estimates with the Audit Committee of our board of directors.

Goodwill and intangible assets. Goodwill represents the excess of purchase price of certain broadcast properties over the fair value of tangible and identifiable intangible net assets acquired and is accounted for under the provisions of SFAS 142. Under SFAS 142, goodwill and intangible assets with indefinite useful lives are tested for impairment at least on an annual basis.

The goodwill impairment test involves a comparison of the fair value of each of our reporting units with the carrying amounts of net assets, including goodwill, related to each reporting unit. If the carrying amount exceeds a reporting unit’s fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. The impairment loss is measured based on the amount by which the carrying amount of goodwill exceeds the implied fair value of goodwill in the reporting unit being tested. Fair values are determined based on valuations that rely primarily on the discounted cash flow method. This method uses future projections of cash flows from each of our reporting units and includes, among other estimates, projections of future advertising revenue and operating expenses, market supply and demand, projected capital spending and an assumption of our weighted average cost of capital. To the extent they have been separately identified, our indefinite-lived intangible assets (broadcast licenses) are tested for impairment on an annual basis by applying a fair-value-based test as required by SFAS 142. Our evaluations of fair values include analyses based on the future cash flows generated by the underlying assets, estimated trends and other relevant determinants of fair value for these assets. If the fair value of the asset is less than its carrying amount, a loss is recognized for the difference between the fair value and its carrying value. Changes in any of these estimates, projections and assumptions could have a material effect on the fair value of these assets in future measurement periods and result in an impairment of goodwill or indefinite-lived intangibles which could materially effect our results of operations.

We evaluate the recoverability of the carrying amount of long-lived tangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable as required by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We use our judgment when applying the impairment rules to determine when an impairment test is necessary. Factors we consider which could trigger an impairment review include significant underperformance relative to historical or forecasted operating results, a significant decrease in the market value of an asset, a significant change in the extent to or manner in which an asset is used, and significant negative cash flows or industry trends.

Impairment losses are measured as the amount by which the carrying value of an asset exceeds its estimated fair value, which is primarily based on future discounted cash flows. In estimating these future cash flows, we use future projections of cash flows directly associated with and that were expected to arise as a direct result of the use and eventual disposition of the assets. These projections rely on significant assumptions. If it is determined that a long-lived asset is not recoverable, an impairment loss would be calculated based on the excess of the carrying amount of the long-lived asset over its fair value. Changes in any of our estimates could have a material effect on the estimated future cash flows expected to be generated by the asset and result in a future impairment of the involved assets with a material effect on our future results of operations.

Derivative instruments. In 2002, we entered into a forward sales transaction with a financial institution. Our obligations under the forward sales transaction are currently collateralized by 2.6 million shares of Safeco Corporation common stock owned by us. A portion of the forward sales transaction is considered a derivative and, as such, we periodically measure its fair value and recognize the derivative as an asset or a liability. The change in the fair value of the derivative is recorded in the Consolidated Statements of Operations. We may in the future designate the forward sales transaction as a hedge and, accordingly, the change in fair value would be recorded in the Consolidated Statements of Operations or in other comprehensive income, depending on its effectiveness.

We determine the fair value of derivative instruments based on external-party valuations, which rely on significant assumptions. The value of the forward sales transaction can change significantly, based primarily on changes in the value of Safeco Corporation common stock, changes in underlying assumptions concerning the volatility of Safeco Corporation common stock, and changes in interest rates.

Television and radio broadcast rights. Television and radio broadcast rights are recorded as assets when the license period begins and the programs are available for broadcast, at the gross amount of the related obligations. Costs incurred in connection with the purchase of programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast after one year are considered non-current. These programming costs are charged to operations over their estimated broadcast periods using either the straight-line method or in proportion to estimated revenue. Program obligations are classified as current or non-current in accordance with the payment terms of the license agreement. We periodically assess net realizable value for our capitalized broadcast rights, in which we compare estimated future revenues on a program-by-program basis to the carrying value of the related asset; if the carrying value of the broadcast rights exceeds its net realizable value, we record the difference as an impairment loss, which is charged to programming expenses.

Pensions. We maintain a noncontributory supplemental retirement program for key management. The program provides for vesting of benefits under certain circumstances. Funding is not required, but generally we have acquired annuity contracts and life insurance on the lives of the individual participants to assist in payment of retirement benefits. We are the owner and beneficiary of such policies; accordingly, the cash values of the policies, as well as the accrued liability, are reported in the financial statements. The program requires continued employment through the date of expected retirement. The cost of the program is accrued over the participants’ remaining years of service at our company.

The cost of this program is reported and accounted for in accordance with accounting rules that require significant assumptions regarding discount rates and salary increases. We use actuarial consulting services to assist in estimating the supplemental retirement obligation and related periodic expenses. The discount rate used in determining the actuarial present value of the projected benefit obligation was 6.25% at December 31, 2003, and 6.75% at December 31, 2002. The rate of increase in future compensation was 3.00% at December 31, 2003, and 4.50% at December 31, 2002. Although we believe that our estimates are reasonable for these key actuarial assumptions, future actual results could differ from our estimates. Future increases could result if the amount of estimated Social Security benefits declines for plan participants. Changes in benefits provided by us may also affect future plan costs.

Tax accruals. Our federal and state income tax returns are subject to periodic examination, and the tax authorities may challenge certain of our tax positions as a result of examinations. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the tax authorities could require us to make additional tax payments.

Allowance for doubtful accounts. We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debts based on historical experience of bad debts as a percent of past-due balances for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In May 2002, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 updates, clarifies, and simplifies existing accounting pronouncements and became effective for our 2003 financial statements. Accordingly, a loss from extinguishment of long-term debt reported as an extraordinary item in the 2002 financial statements has been reclassified to continuing operations.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS 148 amends SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The disclosure provisions of SFAS 148 are effective for financial statements issued for fiscal periods beginning after December 15, 2002 and became effective for us commencing with the first quarter of the 2003 fiscal year. Disclosures required by SFAS 148 are provided in Note 9 to these Consolidated Financial Statements. We do not currently have plans to change to the fair value method of accounting for its stock-based compensation plans.

On January 1, 2003, we adopted SFAS 143, “Accounting for Asset Retirement Obligations.” SFAS 143 requires entities to record the fair value of future liabilities for asset retirement obligations as an increase in the carrying amount of the related long-lived asset if a reasonable estimate of fair value can be made. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. We have certain legal obligations, principally related to leases on locations used for broadcast system assets, which fall within the scope of SFAS 143. These legal obligations include a responsibility to remediate the leased sites on which these assets are located. The adoption of SFAS 143 did not have a material impact on our financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which was subsequently revised in December 2003. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity to finance its activities without additional subordinated financial support from other parties. The adoption of FIN 46 did not have a material impact on our financial statements.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on our financial statements.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. For public entities, SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The adoption of SFAS 150 did not have a material impact on our financial statements.

In December 2003, the FASB revised SFAS 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, a revision of FASB Statement No. 132.” SFAS 132R provides for expanded annual and quarterly disclosures with regard to pensions and other postretirement benefits, but does not change the measurement or recognition of those plans required by existing accounting standards. These additional disclosures are generally effective for the year ended December 31, 2003, with certain disclosures required for quarters beginning after December 15, 2003. Additional disclosures for our supplemental retirement program have been provided in Note 11 to the Consolidated Financial Statements, as required by SFAS 132R.

Quantitative and Qualitative Disclosures about Market Risks

The market risk in our financial instruments represents the potential loss arising from adverse changes in financial rates. We are exposed to market risk in the areas of interest rates and securities prices. These exposures are directly related to our normal funding and investing activities.

Interest Rate Exposure

Our strategy in managing exposure to interest rate changes is to maintain a balance of fixed- and variable-rate instruments. We will also consider entering into interest rate swap agreements at such times as our management deems appropriate. As of June 30, 2004, our fixed-rate debt totaled $64.8 million. The fair value of our fixed-rate debt is estimated to be approximately $3.0 million greater than the carrying amount. Market risk is estimated as the potential change in fair value resulting from a hypothetical 10% change in interest rates and, as of June 30, 2004, amounted to $290,000.

We also had $75.6 million in variable-rate debt outstanding as of June 30, 2004. A hypothetical 10% change in interest rates underlying these borrowings would result in a $405,000 annual change in our pre-tax earnings and cash flows.

Marketable Securities Exposure

The fair value of our investments in marketable securities as of June 30, 2004 was $132.1 million. Marketable securities consist of 3.0 million shares of Safeco Corporation common stock, valued based on the closing per-share sale price on the specific-identification basis as reported on the Nasdaq stock market. As of June 30, 2004, these shares represented 2.2% of the outstanding common stock of Safeco Corporation. While we currently do not intend to dispose of our investments in marketable securities, we have classified the investments as available-for-sale under applicable accounting standards. Mr. William W. Krippaehne, Jr., President, CEO, and a Director of the Company, is a Director of Safeco Corporation. A hypothetical 10% change in market prices underlying these securities would result in a $13.2 million change in the fair value of the marketable securities portfolio. Although changes in securities prices would affect the fair value of the marketable securities and cause unrealized gains or losses, such gains or losses would not be realized unless the investments are sold. As of June 30, 2004, 2.6 million shares of Safeco Corporation common stock owned by the Company were pledged as collateral under the forward sales transaction.

As of June 30, 2004 the derivative portion of the forward sales transaction had a fair market value resulting in a liability of $14.0 million, and the resulting loss of $11.5 million during the six months ended June 30, 2004 is included in net gain (loss) on derivative instruments in the accompanying consolidated financial statements. A hypothetical 10% change in the market price of Safeco Corporation stock would change the market value of the forward sales transaction by approximately $8.0 million. A hypothetical 10% change in volatility would change the market value of the forward sales transaction by approximately $200,000, and a hypothetical 10% change in interest rates would change the market value of the forward sales transaction by approximately $300,000.